Exhibit 10.1

Share Purchase Agreement

June 9, 2023

Share Purchase Agreement

No.: YX Box Association 2023- [0] [4] [3] [0] [1]

Party A: Shenzhen Qianhai Yingxi Industrial Chain Service Co., Ltd

Address: Room 201, Building A, No.1 Qianwan 1st Road, Qianhai Shenzhen Hong Kong Cooperation Zone, Shenzhen (settled in Shenzhen Qianhai Business Secretary Co., Ltd.)

Legal representative: Hong Zhida

ID No.: [                    ]

Party B: Dongguan Hongxiang Commercial Co., Ltd

Address: Room 9012, No. 156 Humen Avenue, Humen Town, Dongguan, Guangdong Province Legal representative: Cheng Qiu’e

ID No.: [                     ]

In order to leverage various means such as strategic management, asset restructuring, and corporate mergers and acquisitions to boost enterprise development, Party A and Party B plan to conduct asset portfolio and asset acquisition in accordance with the conditions stipulated in this agreement. Therefore, through mutual understanding and friendly consultation, Party A and Party B signed the “Share Purchase Agreement” (hereinafter referred to as this Agreement) in Shenzhen on April 30, 2023.

Article 1 Definition

1.1 Unless otherwise specified in this Agreement, the following terms have the following meanings in this Agreement:

Party B’s Assets refers to 100% of Party B’s equity acquired by Party A in accordance with the conditions stipulated in this agreement.

Article 2 Acquisition of Party B’s Assets

2.1 The Party B agrees to transfer 100% of its equity to Party A, and Party A agrees to acquire 100% of Party B’s equity according to the conditions stipulated in this agreement.

2.2 Basic Information of Party B

Date of Establishment: March 18, 2020

Company Type: Limited Liability Company

Registered Address: Dongguan, Guangdong Province

Legal Representative: Cheng Qiu’e

Registered Capital: 20 million RMB

Paid-in Capital: 5.03 million RMB

Unified Social Credit Code: [                     ]

Business scope: General projects: Clothing research and development; Wholesale of clothing; Sales of arts and crafts and ceremonial items (excluding ivory and its products); Sales of electronic products; Wholesale of stationery supplies; Retail of computer software, hardware, and auxiliary equipment; Wholesale of cosmetics; Sales of hygiene products and disposable medical supplies; Sales of personal hygiene products; Sales of textiles and raw materials; online sales (excluding sales of goods requiring licensing); Sales of daily necessities; Wholesale of jewelry; Commercial complex management services; Market management services. (Except for projects that require approval in accordance with the law, business activities shall be carried out independently with the business license in accordance with the law). Dongguan Hongxiang Commercial Co., Ltd. is currently operating as an operating (open) enterprise.

Article 3 Transfer Price

3.1 To ensure the authenticity of financial information, following the signing of this agreement, Party A and Party B shall engage a qualified accounting firm to conduct an audit of Party B Company.

3.1.1 Based on the audit report prepared by the accounting firm as stipulated in Section 3.1, with the financial settlement date set as December 31, 2022, the audit results shall be consistent with the financial statements provided by Party B.

3.2 Both parties of this agreement unanimously agree that the total transfer price of the aforementioned equity is RMB 3,190,684.01 (Chinese Yuan Renminbi).

Article 4 Payment of Consideration for Party B’s Assets

4.1 In the event that Party A fails to make full payment of the transfer price for Party B’s Assets in cash to Party B within the specified period, after the transfer of Party B’s Assets to Party A’s name and completion of the registration procedures for the transfer of relevant Party B’s Assets (including related equity) with Administrative Department for Industry and Commerce, Party B agrees to use the transfer price of its Party B’s Assets to purchase shares of Party A’s parent company. Party B shall purchase and acquire shares of Party A’s parent company, as agreed, in the United States using the transfer price. Upon Party B’s acquisition of the agreed proportion of shares of Party A’s parent company, it shall be deemed that Party A has fully paid the transfer price of Party B’s Assets.

Article 5 Delivery of Party B’s Assets

5.1 The following matters shall be deemed as the completion of the delivery of Party B’s Assets:

5.1.1 The complete transfer of Party B’s Assets to Party A’s name and completion of the registration procedures for the transfer of equity and shareholder changes with the Administrative Department for Industry and Commerce;

5.1.2 Party B’s receipt of the acquisition payment from Party A or acquisition of the agreed proportion of shares of Party A’s parent company.

5.2 After the completion of the delivery of Party B’s Assets, Party A shall hold 100% of Party B’s equity.

Article 6 Bearing of Listing Expenses

6.1 The relevant expenses incurred in Hong Kong and overseas due to the signing and performance of this Agreement shall be borne by Party A, and the relevant expenses incurred in China shall be borne by Party B.

Article 7 Representations, Undertakings, and Warranties of Party B

7.1 Party B represents and warrants that Party B’s Assets are not subject to any encumbrance, seizure, or other restrictions that may limit the rights, and further assures that Party B’s Assets are legal, genuine, and have clear ownership with complete documentation, free from disputes, and without undisclosed liabilities or contingent liabilities arising from guarantees made for others.

7.2 Party B guarantees the delivery of Party B’s Assets to Party A as agreed in this agreement.

7.3 Party B has not entered into any contract or agreement that conflicts with the content of this agreement.

7.4 The shareholders’ meeting of Party B has approved the acquisition of Party B’s Assets as contemplated herein.

7.5 As of the signing date of this agreement, Party B has not been aware of any third party exercising or claiming any rights that would have a significant adverse impact on all or part of Party B’s Assets, nor are there any disputes, lawsuits, or arbitrations related to Party B’s Assets.

7.6 From the signing of this agreement until the completion of the formalities for the delivery of Party B’s Assets, Party B undertakes not to engage in any transactional contact or execute letters of intent, contracts, memoranda of understanding, or any other forms of legal documents with any third party concerning the transfer, lease, contracting, or custody of Party B’s Assets.

7.7 Party B shall provide truthful, comprehensive, and accurate information regarding its finances and assets to Party A.

7.8 The above representations, warranties, and undertakings of Party B are true and complete at the time of signing this Agreement and upon the delivery of Party B’s Assets, and shall remain valid after the signing of this Agreement. The signing and performance of this Agreement by Party B do not violate any binding judgments, rulings, contracts, Agreements, or other documents.

7.9 Prior to Party A’s acquisition of Party B’s Assets, Party B shall be fully responsible for handling and assuming any rights, obligations, disputes, or controversies related to Party B’s Assets.

Article 8 Representations, Undertakings, and Warranties of Party A

8.1 Party A has completed the necessary corporate procedures and approvals to sign this Agreement and fulfill its obligations.

8.2 The individual representing Party A in signing this Agreement has obtained full authorization from Party A and is empowered to sign this Agreement on behalf of Party A, and the actions of this individual fully represent the actions of Party A.

Article 9 Force Majeure

9.1 “Force Majeure” refers to objective events that Party A and Party B could not have foreseen, avoided, or overcome, including but not limited to earthquakes, typhoons, floods, fires or other disasters, wars, riots, strikes, or similar events, as well as adjustments to Chinese laws, regulations, and government policies.

9.2 If this Agreement cannot be fully performed due to force majeure or causes not attributable to either Party A or Party B, neither party shall be held liable.

Article 10 Amendment or Termination of the Agreement

10.1 This Agreement may be amended or terminated by mutual written Agreement between Party A and Party B.

10.2 After the signing of this Agreement, Party A shall dispatch professionals to conduct due diligence on the actual operation status of Company B and the related information provided. If Party B violates the provisions of Article 7 of this Agreement or if the due diligence results do not match the information provided by Party B, Party A has the right to notify in writing the termination of this Agreement within 7 working days after the completion of the due diligence. Neither party shall bear any legal responsibility, and the expenses incurred prior to the termination of this Agreement shall be borne by each party respectively.

10.3 If the relevant government department issues a negative reply regarding the validity of this Agreement or if the acquisition of Party B’s Assets fails to obtain the approval of the relevant government department, this Agreement shall be automatically terminated, and neither party shall bear any legal responsibility.

10.4 In the event of a significant debt dispute or litigation involving either party, the other party has the right to terminate this Agreement, and neither party shall bear any responsibility.

Article 11 Breach of Contract

11.1 Unless due to force majeure, any breach of this Agreement by either party shall constitute a default. The defaulting party shall compensate the non-defaulting party for any losses caused by its breach.

Article 12 Notices and Information Disclosure

12.1 Notices or other communications (“Notices”) between Party A and Party B shall be made in writing (including personal delivery or mailing of written documents, or delivery by telegraph, facsimile, or telegram).

12.2 Designated recipient for Party A: Hong Zhida

Address: Room 4805, Block A, KK100 Building, Luohu District, Shenzhen, Guangdong Province, China

Postal Code: 518000

Email: hzd@zgyingxi.com

12.3 Designated recipient for Party B:

Address:

Postal Code:

Phone Number:

Email:

12.4 Both Party A and Party B shall fulfill the corresponding information disclosure and confidentiality obligations as required by Chinese laws and regulations. Any disclosure of relevant information of this Agreement by either party, except for the fulfillment of legal obligations, shall require the written consent of the other party.

Article 13 Applicable Law

13.1 The validity, performance, and interpretation of this Agreement shall be governed by the current effective laws and regulations of the People’s Republic of China.

Article 14 Dispute Resolution

14.1 Any disputes arising from or in connection with this Agreement shall be resolved through amicable negotiation between Party A and Party B. If the dispute cannot be resolved through negotiation or if one party refuses to resolve it through negotiation, either party may bring a lawsuit to the competent court in their respective jurisdiction.

Article 15 Effectiveness and Miscellaneous

15.1 This Agreement shall take effect from the date of signing by both Party A and Party B.

15.2 Upon the effectiveness of this Agreement, Party B shall submit to Party A the resolution on agreeing to Party A’s acquisition of Party B’s Assets made by the shareholders’ meeting of Party B’s company in accordance with the provisions of laws, regulations and regulatory documents.

15.3 In order to facilitate the filing and registration of the transfer and delivery of Party B’s Assets, the shareholders of Party B and Party A shall sign a separate Equity Transfer Agreement in accordance with the overall requirements of this Agreement, but such Equity Transfer Agreement shall not violate the provisions of this Agreement, otherwise it shall be invalid.

15.4 If any provision of this Agreement becomes invalid due to conflicts with the applicable laws and regulations applicable to this Agreement, that provision shall be canceled from this Agreement. However, the invalidity of that provision shall not affect the effectiveness of other provisions of this Agreement or the overall effectiveness of this Agreement. Party A and Party B shall negotiate and enter into new provisions or negotiate the consequences of the invalidity of that provision.

15.5 Without the written consent of the other party, either party shall not transfer its rights or obligations under this Agreement.

15.6 Any matters not covered in this Agreement shall be separately negotiated and concluded by Party A and Party B in a written supplementary Agreement, which shall have the same effect as this Agreement.

15.7 This Agreement is made in quadruplicate, with Party A retaining two copies and Party B retaining two copies, all of which shall have the same effect.

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(Below is the signature page, without any further text)

Party A (Seal): /s/ Shenzhen Qianhai Yingxi Industrial Chain Service Co., Ltd

Legal Representative: Hong Zhida

Authorized Representative:

Date of Signature: June 9, 2023

Party B (Seal): /s/ Dongguan Hongxiang Commercial Co., Ltd.

Signature of Legal Representative:

Signature of all Shareholders:

Date of Signature: June 9, 2023